Exhibit 10.9
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Travis Coy (“Executive”) and Immunocore, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Immunocore Holdings plc (“Parent”), a company incorporated under the laws of England and Wales (hereinafter referred to together as the “Company”) and is effective as of 1st January 2025 (the “Effective Date”).
The Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company from and after the Effective Date; and
Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1.Employment by the Company.
1.1At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(e) below), Good Reason (as defined in Section 6.2(d) below), or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and an authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.
1.2Position. Subject to the terms set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. In addition, Executive shall serve as Executive Vice President, Chief Financial Officer and Head of Corporate Development (“CFO”). During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.
1.3Duties. Executive will report to the Chief Executive Officer of the Company and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as CFO, as shall reasonably be assigned to Executive, subject to the oversight and direction of the Chief Executive Officer of the Company. Executive shall be expected to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Executive’s employment with the Company, Executive continues to be required to maintain in good standing any licenses and certifications necessary for the performance of Executive’s duties for the Company.

1.4Location. Executive shall perform Executive’s duties remotely under this Agreement principally from Indianapolis, Indiana, U.S.A., or any reasonable location as mutually agreed to by the Company and Executive. In addition, Executive is expected to engage in frequent business trips, to such places as may be reasonably necessary or advisable for the efficient operations of the Company.
1.5Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion, including any clawback and malus policy that may be adopted. Executive will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment in accordance with the terms of such benefit plans. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion at any time for any reason. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
1.6Vacation. Executive will accrue four (4) weeks (20 business days) of paid vacation on a pro-rata basis each calendar year in accordance with the Company’s vacation policy, as may be amended from time to time for any reason in the sole discretion of the Company, and all U.S. public holidays observed by the Company (currently, nine public holidays plus two floating holidays).
1.7Retirement Plan. Executive shall be eligible to participate in the Company’s 401(k) retirement plans and receive, if enrolled, the Company’s match consistent with what is provided to other similarly situated employees enrolled in the 401(k) plan, subject to the terms of the 401(k) retirement plan, as may be amended from time to time for any reason in the sole discretion of the Company, and applicable law.
1.8Insurance. While this Agreement is in effect, for actions within the scope of Executive’s employment, the Company will include Executive as an insured at a level comparable to similarly-situated employees of the Company in its Directors and Officers Liability insurance policy in effect from time to time. Such policy shall include reasonable, market terms, including tail coverage. In addition, the Company agrees to indemnify Executive to the maximum extent allowable under the terms and conditions of its Articles of Association and under applicable law and under the Indemnification Agreement that the Company is providing separately to Executive in connection herewith.
2.Compensation.
2.1Salary. Commencing on the Effective Date, Executive shall receive an annualized base salary payable at a rate of $500,000, subject to review and adjustment from time to time for any reason by the Company in its sole discretion, payable subject to standard withholdings and adjustments in accordance with the Company’s standard payroll practices (the “Base Salary”).
2.2Bonus.
(a)Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of 40% (the “Target Percentage”) of Executive’s Base Salary (the “Target Bonus”) as of December 31 of the calendar year to which the Annual Bonus relates. The Annual Bonus will be based upon the assessment of Parent’s Board of Directors (the “Board”) of

Executive’s performance and the Company’s attainment of targeted goals (as established by the Board in its sole discretion) over the applicable calendar year.  The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings.  No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Section 6, Executive must be an employee in good standing through December 31 of the year to which the bonus is attributable to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided.  Unless otherwise stated in Section 6, any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company, but no later than March 15 of the year following the year to which such bonus relates, and will be paid in cash or in Parent securities, as determined by the Board.  Any Annual Bonus will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to Good Reason (as defined in Section 6.2(d)).
2.3Tax Equalization. The Company acknowledges that Executive is a tax resident of Indianapolis, Indianna, U.S.A. for state and local tax purposes and of the United States for federal tax purposes. If Executive becomes subject to tax in the United Kingdom solely as a result of having performed services for the Company or its Affiliates (as defined in the Employment Agreement) in the United Kingdom and only if Executive’s presence in any such jurisdiction was required by the Company, Executive’s eligibility for tax equalization (if any) shall be as stated in and according to the terms of the Tax Equalization Agreement attached as Exhibit A to the Agreement.
2.4Equity Award. Equity awards are entirely discretionary and are governed by, inter alia, the Parent’s relevant equity scheme rules. Currently, equity awards are granted as follows:
(a)New Hire Grant. It is anticipated that Executive will be granted, as of the Effective Date, provided that Executive is providing personal services to the Company on such date, an option to purchase Shares (as defined in the Company’s 2021 Equity Incentive Plan or “EIP”) with a target grant date value of approximately $4,300,000.
(b) Ongoing Grants. It is anticipated that Executive will be eligible to receive discretionary equity awards, which are typically granted annually (if at all) by the end of February each year commencing with 2026. Executive’s 2026 annual equity award, if granted, will be calculated pro-rata according to the number of days Executive worked for the Company during 2025, at the Company’s discretion.
(c)All equity awards are subject to approval by the Board (or an authorized committee thereof) and subject to Executive being employed by the Company on the grant date. The current vesting schedule for Parent equity awards is over four (4) years from the grant date with 25% vesting after one year and then 6.25% per quarter thereafter, subject to Executive’s continued employment with the Company on the applicable vesting date. Options are awarded with an exercise price per Share of the Fair Market Value (as defined in the EIP) of the Shares on the grant date, and the number of Shares subject to any option will be calculated by reference to the target grant date value using the

Black-Scholes method. Receipt of any equity award is subject to Executive’s acceptance of all terms and conditions of the EIP, the applicable equity award agreement and other materials which will be provided to Executive following the grant date of the award. Receipt of an equity award in any one year does not entitle Executive to receive an equity award in any other year. The Company reserves the right, in its sole discretion, to modify the terms and conditions of its equity grant practices or the EIP at any time for any reason, subject to applicable law.
2.5Sign-On Bonus. Executive will receive a cash sign-on bonus, provided that Executive commences personal services to the Company as of the Effective Date, in the amount of $200,000, payable in three installments as follows: $100,000 payable on January 31, 2025, and $50,000 payable on each of January 30, 2026, and January 29, 2027, in accordance with the Company’s monthly payroll practices, subject to Executive’s continued employment with the Company through each payment date. If Executive terminates Executive’s employment with the Company after any such bonus payment, then Executive agrees to repay all or a portion of the applicable payment based on the following schedule:

Termination Date Timing Following Payment Date	Repayment % of Applicable Sign-On Bonus
0-3 Months	100%
4-6 Months	75%
7-9 Months	50%
10-12 Months	25%
By signing this Agreement, Executive authorizes the Company to immediately offset against and reduce, in accordance with applicable law, any amounts otherwise due to Executive from the Company to satisfy Executive’s repayment obligations outlined above.
2.6Expense Reimbursement.
(a)General. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, subject to any applicable payroll withholdings and deductions (if any).
(b)Travel. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, subject to any applicable payroll withholdings and deductions (if any).
(c)Section 409A. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (the “Code”): (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within forty-five (45) days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Executive’s employment with the Company, Executive will receive and have access to the Company’s confidential information and trade secrets. Accordingly, as a condition of employment and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached as Exhibit B, which contains certain confidentiality, non-disclosure, non-solicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Executive previously signed relating to the same subject matter.

4.Outside Activities. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s position with the Company, and (iii) such other activities, including serving on other boards of directors, as may be specifically approved by the Chief Executive Officer of the Company, in the cases of (i)-(iii), so long as such activities do not interfere in any material way or conflict with the performance of Executive’s duties and responsibilities under this Agreement. This Section 4 shall not preclude Executive from (x) owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (y) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5.No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6.Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company will be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1Termination by Virtue of Death or Disability of Executive.
(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(c) below) due to Executive, but neither Executive nor Executive’s legal representatives will receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit from the Company. Notwithstanding the foregoing, nothing in this Section or in this Agreement shall preclude Executive from remaining eligible to receive any payments or benefits pursuant to any life insurance or disability insurance policy under which Executive participates, subject to and in accordance with the terms of such policy and applicable law.
(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two qualified licensed physicians (one of which shall be selected by Executive or Executive’s guardian) of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive, but Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit from the Company. Notwithstanding the foregoing, nothing in this Section or in this Agreement shall preclude Executive from remaining eligible to receive any payments or benefits pursuant to any life insurance or disability insurance policy under which Executive participates, subject to and in accordance with the terms of such policy and applicable law.
6.2Termination by the Company without Cause or Resignation by Executive for Good Reason (not in connection with a Change in Control).
(a)The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(e)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(d) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason, in either case, outside of the Change in Control Measurement Period (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive timely executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company (subject to standard carveouts preserving Executive’s rights to accrued benefits, equity, and indemnification), the Parent, and each’s Affiliates and representatives, as well as mutual non-disparagement provisions, in the form presented by the Company (the “Separation Agreement”), and subject to Section 6.2(b)

(the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):
(i)The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) for twelve (12) months following Executive’s Separation from Service (such period of time, the “Non-CIC Severance Period”, and such aggregate Base Salary amount payable, the “Non-CIC Severance”). The Non-CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule over the Non-CIC Severance Period, subject to standard deductions and withholdings; provided, however that no portion of the Non-CIC Severance will be paid prior to the Release Date or the sixtieth (60th) day following Executive’s Separation from Service. Subject to Section 6.6, on the Company’s first regular payroll date that is at least sixty (60) days following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Non-CIC Severance payments that Executive would have received on or prior to such date under the schedule outlined above but for the delay while waiting for the sixtieth (60th) day and the Release Date, with the balance of Non-CIC Severance payments being paid as originally scheduled; and
(ii)Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state law continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the date of Separation from Service until the earliest of: (1) the close of the Non-CIC Severance Period; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or other applicable law or regulation (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period (the “Non-CIC Special Severance Payment”), which Executive may, but is not obligated to, use to cover the cost of COBRA premiums. On the Company’s first regular payroll date that is at least sixty (60) days following Executive’s Separation from Service, but no earlier than the Release Date, the Company will make the first payment under this Section 6.2(a)(ii) (and, in the case of the Non-CIC Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such date, with the balance of the payments paid thereafter on the schedule described above. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(b)Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms, which shall in no event be longer than sixty (60) days following Executive’s Separation from Service. Executive’s ability to receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company or the Parent, including a position on the Board, effective no later than Executive’s date of termination (or such other date as requested by the Board).

(c)For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan, and (iv) accrued but unused vacation if required by applicable law.
(d)For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s express written consent: (i) a material reduction by the Company of Executive’s Base Salary (other than in a broad-based reduction similarly affecting all other members of the Company’s executive management); (ii) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens Executive’s one-way commute distance by fifty (50) or more miles from Executive’s then-current principal place of employment immediately prior to such relocation; (iii) a material reduction in Executive’s duties, authority, or responsibilities for the Company relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such material reduction; or (iv) a material breach of this Agreement by the Company (or its successor) provided further, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Board written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.
(e)For purposes of this Agreement, “Cause” for termination shall mean that Executive has engaged in any of the following: (i) Executive’s failure to comply with applicable laws, rules, or regulations; (ii) Executive’s insubordination or willful and repeated failure to comply with the lawful directions of the Chief Executive Officer provided that, if such failure to comply is amenable to cure in the Board’s sole discretion (reasonably exercised), Executive receives written notice of such failure to comply and thirty (30) days to cure such failure to the Board’s reasonable satisfaction in its sole discretion; (iii) Executive’s committing any act which constitutes a breach of fiduciary duty owed by Executive to the Company or the Parent; (iv) Executive’s material failure to perform satisfactorily the material duties of Executive’s position, or incompetence in the performance of such duties, provided that Executive receives written notice of such failure and thirty (30) days to cure such failure to Board’s reasonable satisfaction in its sole discretion; (v) Executive’s material breach of any provision of this Agreement, any other written agreement between Executive and the Company or the Parent, provided that, if such breach is amenable to cure in the Board’s sole discretion, Executive receives written notice of such breach and thirty (30) days to cure such breach to Board’s reasonable satisfaction in its sole discretion; (vi) Executive’s material breach of any internally published policies of the Company or the Parent, provided that, if such breach is amenable to cure in the Board’s sole discretion, Executive receives written notice of such breach and thirty (30) days to cure such breach to Board’s reasonable satisfaction in its sole discretion; (vii) Executive’s acts or omissions constituting gross negligence, recklessness, willful misconduct, illegal conduct, fraud, embezzlement, or misappropriation; or (viii) any conduct which constitutes a felony or crime of moral turpitude under applicable law, provided that there is credible evidence or documentary support of such conduct.
(f)The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program. For avoidance of doubt, Executive shall not be eligible to receive both CIC Severance Benefits (as defined below) and Non-CIC Severance Benefits.

(g)Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control (as defined in the Plan) would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h)If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control, then Executive shall be entitled to the Accrued Obligations, but Executive will not be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit from the Company. Notwithstanding the foregoing, nothing in this Section or in this Agreement shall preclude Executive from remaining eligible to receive any payments or benefits pursuant to any life insurance or disability insurance policy under which Executive participates, subject to and in accordance with the terms of such policy and applicable law.
6.3Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).
(a)In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in either case, upon or within eighteen (18) months following the effective date of a Change in Control (as defined in the Plan, and such period, the “Change in Control Measurement Period”) then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):
(i)The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) for eighteen (18) months following Executive’s Separation from Service (such period of time, the “CIC Severance Period”, and such aggregate Base Salary amount payable, (the “CIC Severance”). The CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule over the CIC Severance Period, subject to standard deductions and withholdings; provided, however that no portion of the CIC Severance will be paid prior to the Release Date or the sixtieth (60th) day following Executive’s Separation from Service. On the Company’s first regular payroll date that is at least sixty (60) days following Executive’s Separation from Service, the Company will pay Executive in a lump sum the CIC Severance payments that Executive would have received on or prior to such date under the schedule outlined above but for the delay while waiting for the sixtieth (60th) day and the Release Date, with the balance of CIC Severance payments being paid as originally scheduled;
(ii)Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state law continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the close of the CIC Severance Period; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or other applicable law or regulation (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period (the “CIC Special Severance Payment”), which Executive may, but is not obligated to, use to cover the cost of COBRA premiums. On the Company’s first regularly scheduled payroll date that is at least sixty (60) days following Executive’s Separation from Service, but no earlier than the Release Date, the Company will make the first payment under this section 6.3(a)(ii) (and, in the case of the CIC Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such date, with the balance of the payments paid thereafter on the schedule described above. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;
(iii)The Company will make a lump sum cash payment to Executive in an amount equal to one and a half (1.5) times the Target Bonus for the year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the Company’s first regularly scheduled payroll date that is at least sixty (60) days following Executive’s date of Separation from Service (but in no event earlier than the Release Date);
(iv)The Company will pay Executive an amount equal to the prorated portion of the Annual Bonus for the calendar year in which Executive’s termination occurs (calculated using the Target Percentage and the number of days in the calendar year that have passed prior to Executive’s termination) (the “Pro-Rated Bonus”). The Pro-Rated Bonus will be subject to standard deductions and withholdings and will be paid in a lump sum on the Company’s first regularly scheduled payroll date that is at least sixty (60) days following Executive’s date of Separation from Service (but in no event earlier than the Release Date); and
(v)Effective as of Executive’s termination date, the vesting and exercisability of all outstanding equity awards covering Parent’s ordinary shares that are held by Executive immediately prior to the termination date (if any) shall be accelerated in full.
(b)The CIC Severance Benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(c)Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company, upon reasonable advance notice, in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company. The Company will reimburse Executive for reasonable expenses incurred in connection with such cooperation, including travel expenses and reasonable legal expenses in connection with any required written or oral testimony.
6.5Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, all positions with any and all subsidiaries and Affiliates of the Company.
6.6Application of Section 409A.
(a)It is intended that all of the severance benefits and other payments under this Agreement satisfy, to the greatest extent possible, one or more exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that such an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such exemption is not available, the severance benefits and other payments under this Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.
(b)No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. It is intended that (i) each installment of any benefits payable under this Agreement to Executive be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of

COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v).
(c)To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Separation Agreement could become effective spans two calendar years, then, regardless of when the Separation Agreement is returned to the Company and becomes effective, the Separation Agreement will not be deemed effective (solely for purposes of the timing of payment of severance benefits under this Agreement) any earlier than the latest permitted effective date, and all severance payments shall accordingly occur in the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).
(d)The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
6.7Excise Tax Adjustment.
(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section

409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
(d)If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees (after any appeals related to the IRS’s determination have been exhausted) to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
7.General Provisions.
7.1Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
7.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4Complete Agreement. This Agreement (including Exhibits A and B), the Plan and Option Documents, and any other separate agreement relating to equity awards constitute the entire agreement between Executive and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into or may enter into separate agreements related to equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.5Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death. In the event of Executive’s death after a Separation from Service but prior to the completion by the Company of all payments due to Executive under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to Executive’s death (or to Executive’s estate, if Executive fails to make such designation).
7.8Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of Indiana, U.S.A.
7.9Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy and further shall not apply to discrimination, harassment, or retaliation claims to the extent prohibited by applicable law. For avoidance of doubt, this provision does not apply to equity based compensation, as any dispute regarding equity based compensation is governed by the applicable plan rules, option agreement, and related documentation. The location for the arbitration shall be the State of Indiana, U.S.A., area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Executive intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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In Witness Whereof, the parties have executed this Employment Agreement on the date written below.

IMMUNOCORE, LLC

By: /s/ Bahija Jallal
    Name: Bahija Jallal
    Title: Chief Executive Officer

EXECUTIVE:

/s/ Travis Coy
                        Travis Coy
Chief Financial Officer and Head of Corporate Development

                        31 December 2024_____________________
Date

Exhibit A

Tax Equalization Agreement
A-1

Exhibit B

Employee Confidential Information and Inventions Assignment Agreement